EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-22449 and 333-42135 of dELiA*s Inc. on Form S-3 and 333-43665 on Form S-3 of our report dated August 14, 1996 (with respect to the share issuance in Note 1, December 18, 1996), appearing in the Annual Report on Form 10-K of dELiA*s Inc. for the year ended January 31, 1998.


Richard A. Eisner & Company, LLP

New York, New York
April 30, 1998